Exhibit 5.2

March 12, 2026

First Horizon Corporation

165 Madison Avenue

Memphis, Tennessee 38103

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 16,000,000 depositary shares (the “Depositary Shares”), each representing a 1/4,000th interest in a share of the Non-Cumulative Perpetual Preferred Stock, Series H, liquidation preference of $100,000 per share (the “Preferred Stock”), of First Horizon Corporation (the “Company”), and evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to the Deposit Agreement, dated as of March 12, 2026 (the “Deposit Agreement”), among the Company, Equiniti Trust Company, LLC, as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, upon due issuance by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of the Preferred Stock in accordance with the provisions of the Deposit Agreement and payment therefor in accordance with the Underwriting Agreement, dated March 5, 2026, between the Company and the several Underwriters named therein, the Depositary Receipts will entitle the holders thereof to the rights specified in the Depositary Receipts and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the Depositary Shares or their offering and sale.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Tennessee law, we note that you have received an opinion dated the date hereof of T. Lang Wiseman, Senior Executive Vice President and General Counsel of the Company. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under the laws of the State of Tennessee, that the Deposit Agreement was duly authorized, executed and delivered by the Company insofar as the laws of the State of Tennessee are concerned, that all corporate action by the Company related to the Preferred Stock and Depositary Shares was duly authorized as a matter of Tennessee law and that the Preferred Stock and Depositary Shares have been duly authorized, executed, authenticated, issued and delivered insofar as the laws of Tennessee are concerned.

We have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the certificate evidencing the Preferred Stock has been deposited with the Depositary in accordance with the Deposit Agreement, that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, that the certificate for the Preferred Stock conforms to the specimen thereof examined by us and has been duly countersigned by a transfer agent and duly registered by a registrar for the Preferred Stock, that the certificate evidencing the Depositary Receipts conforms to the specimen thereof examined by us and has been duly registered by the Depositary, that the Depositary Receipts have been duly executed and delivered by one of the Depositary’s authorized officers and, if necessary, have been duly countersigned by the registrar for the Depositary Shares, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K to be incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-287053) and to the reference to us under the caption “Validity of Securities” in the Prospectus Supplement relating to the Depositary Shares and the Preferred Stock, dated March 5, 2026, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan and Cromwell LLP